Exhibit 99.1

Aventine Renewable Energy Holdings, Inc. Reports Third Quarter 2010 Financial Results

•                  Net loss for Q3’10 was $6.6 million, or $0.76 per fully diluted share

•                  The average ethanol sales price increased in Q3’10 versus Q3’09

•                  Corn costs for the quarter increased to $3.83 per bushel in Q3’10 from $3.47 per bushel in Q3’09 with co-product returns of 37.5%

•                  New plants in Nebraska and Indiana are under budget and on schedule

•                  Completed acquisition of Canton, Illinois plant

PEKIN, Ill., Nov. 9, 2010 (GLOBE NEWSWIRE) — Aventine Renewable Energy Holdings, Inc. (OTCBB:AVRW), a leading producer of clean renewable energy, today released its results for the third quarter and nine months ended September 30, 2010. Net loss attributable to Aventine for the three months ended September 30, 2010 was $(6.6) million, or $(0.76) per diluted share, compared to a net income of $13.9 million or $0.32 per diluted share, for the same period of 2009. Revenues were $97.5 million for the third quarter of 2010 compared to $118.1 million for the third quarter of 2009.

Tom Manuel, Aventine’s Chief Executive Officer, said, “While the third quarter of 2010 was a period of low but improving margins, it was also a period of growth and transition as the new management team was complemented, the acquisition of the Canton, Illinois facility was consummated and we raised an additional $50 million under our existing indenture. We are on schedule and under budget to complete construction of the new plants in Aurora, Nebraska and Mt. Vernon, Indiana and have staffed the Mt. Vernon facility and expect to begin production in mid-November 2010. While the Aurora West facility in Nebraska will be completed in the fourth quarter of 2010, start-up is being deferred until early 2011 when we expect the weather to be more amenable.”

Manuel added, “The EPA recently increased the allowable blend of ethanol in 2007 and newer vehicles to 15% and, while we do not believe this will have an immediate impact on demand for ethanol, we do believe it is a good first step and indication of support for the further expansion of the blending rate to older vehicles as the testing is completed. We remain confident that increasing mandated usage of ethanol, favorable blending economics and the potential for the EPA to take further favorable action in the effort to free the country from its dependence on oil by increasing the ethanol blend rate will prove favorable to the ethanol industry.”

Manuel added, “While we recently raised an additional $50 million under our existing indenture, we would like to enhance our capital structure and find additional working capital financing to support the new plants. We continue to work with our existing lender and, as previously disclosed in our recent public filings, have also asked an investment bank to help on a future financing that would ultimately refinance the existing indenture. In addition, we are continuously considering other financing opportunities based on prevailing market conditions and other factors.”

Third Quarter 2010 versus Third Quarter 2009

Net sales in the third quarter of 2010 decreased 17.4% from the third quarter of 2009. Net sales were $97.5 million in the third quarter of 2010 versus $118.1 million in the third quarter of 2009. Total gallons of ethanol sold were 41.5 million in Q3’10, versus 55.5 million in Q3’09, primarily reflecting a decrease in equity production of 8.4 million gallons. The reduction in equity production between 2010 and 2009 is primarily attributable to the shutdown of our Nebraska plant primarily during the months of July and August 2010. On June 29, 2010, Aventine temporarily shut down the dry mill plant in Aurora, Nebraska (“NELLC”) to make some mechanical improvements to the facility.  The shutdown was extended during a period of depressed margins to accelerate a required power outage at both Nebraska facilities to complete some necessary electrical work for the Aurora West facility which is currently under construction.  We started grinding corn at the NELLC facility again on August 14, 2010 and the plant achieved full production on August 24, 2010. The reduction in equity production was partially offset by an increase in the average sales price of ethanol for the third quarter of 2010 as compared to the third quarter of 2009. Ethanol prices averaged $1.80 per gallon in the third quarter of 2010 versus $1.70 per gallon in the third quarter of 2009.

Co-product revenues for the third quarter of 2010 totaled $22.6 million, a decrease of $1.0 million, or 4.2%, from the third quarter 2009 total of $23.6 million. Co-product revenues decreased during the third quarter of 2010 as a result of significantly lower sales volumes. In the third quarter of 2010, we sold 197.5 thousand tons, as compared to 272.1 thousand tons in the third quarter of 2009. The decrease in sales is primarily attributable to the NELLC plant shutdown noted above and the elimination of carbon dioxide sales at Nebraska. Co-product revenues, as a percentage of corn costs, increased to 37.5% during the third quarter of 2010, versus 36.3% in the third quarter of 2009.

Cost of goods sold for the quarter ended September 30, 2010 was $90.4 million, compared to $110.3 million for the quarter ended September 30, 2009, a decrease of $19.9 million, or 18.0%. As a percentage of net sales, cost of goods sold decreased to 92.8% of sales from 93.4% of sales in the third quarter of 2009. Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of purchasing ethanol from other producers and marketers, freight and logistics costs to ship ethanol and co-products, the cost of motor fuel taxes which have been billed to customers, and depreciation. The decrease in cost of goods sold is principally the result of lower volumes of ethanol purchased as a result of the significant reduction in our purchase / resale operation and lower corn costs due primarily to decreased volumes of corn purchased as a result of the NELLC plant shutdown.

Production costs include corn costs, conversion costs (defined as the cost of converting the corn into ethanol, and includes production salaries, wages and stock-based compensation costs, fringe benefits, utilities (including coal and natural gas), maintenance, denaturant, insurance, materials and supplies and other miscellaneous production costs) and depreciation. Corn costs in the third quarter of 2010 totaled $60.3 million, or $3.83 per bushel, versus $65.0 million, or $3.47 per bushel, in the third quarter of 2009. Our average corn costs in the third quarter of 2010 were lower than the Chicago Board of Trade (“CBOT”) average price of $4.22 during the same period.

Conversion costs for the third quarter of 2010 decreased to $21.7 million from $23.2 million for the third quarter of 2009. The decrease in conversion costs is primarily attributable to decreases in insurance of $0.4 million, denaturant of $0.4 million, and salaries and salaried stock compensation of $0.3 million. The conversion cost per gallon increased year over year to $0.53 per gallon in the third quarter of 2010 versus $0.47 per gallon in the third quarter of 2009 due to the decrease in volume of production gallons during the third quarter of 2010 as compared to the same period in 2009. Conversion cost per gallon is affected by both dollars spent on conversion of corn to ethanol and also on the number of gallons of ethanol produced.

Depreciation totaled $2.5 million in the third quarter of 2010 compared to $3.5 million in the third quarter of 2009. The reduction in depreciation expense is primarily the result of the fresh start fair value reduction to the cost of depreciable assets when we emerged from bankruptcy. Other cost of goods sold, including motor fuel taxes and the cost of ethanol sold from inventory, were $0.2 million in the third quarter of 2010, versus $0.7 million in the third quarter of 2009. The cost of motor fuel taxes is recovered through billings to customers and was $0 in the third quarter of 2010 because we did not do business in states requiring us to pay motor fuel taxes.

Freight/logistics costs increased on a per gallon basis in the third quarter of 2010 from the third quarter of 2009. Freight/logistics costs in the third quarter of 2010 were $0.15 per gallon as compared to $0.12 per gallon in the third quarter of 2009. Freight/logistics dollars spent were basically flat at $6.4 million in the third quarter. Freight/logistics cost per gallon is calculated by taking total freight/logistics costs incurred (including costs to ship co-products) and dividing by the total ethanol gallons sold. The increase in freight/logistics cost per gallon is primarily the result of the decreases in gallons sold and produced during the third quarter of 2010 as compared to the same period in 2009.

SG&A expenses were $9.1 million in the third quarter of 2010 as compared to $5.2 million in the third quarter of 2009. Major variances between 2010 and 2009 are a $1.3 million increase in salaries and wages, a $0.3 million increase in salaried stock compensation, a $1.6 million increase in outside services, and a $0.5 million increase in other SG&A expenses. Outside services include professional fees that we continue to incur related to bankruptcy activities, which would have previously been included in reorganization expense.

Other income (loss) was a gain of $0.4 million in the third quarter of 2010. The gain in the quarter includes $0.4 million of expense related to penalties owed for failure to complete the Aurora West expansion facility by July 1, 2009 and $0.2 million of expense related to utility demand charges at our Mt. Vernon ethanol expansion facility (prior to start up of the Mt. Vernon, Indiana facility), $0.6 million of income from resolution of bankruptcy claims, and $0.3 million of court-ordered refunds of professional fees.

Interest expense in the third quarter of 2010 was $2.1 million, as compared to $1.8 million in the third quarter of 2009. Interest expense in the third quarter of 2010 includes $4.2 million in interest on our 13% senior secured notes due 2015 (the “Notes”) and $0.1 million of amortization of deferred financing fees, reduced by capitalized interest of $2.2 million applicable to our expansion facilities in Mt. Vernon, Indiana and Aurora, Nebraska. We resumed construction of these facilities in May 2010. Interest expense in the third quarter of 2009 included $0.7 million in interest on our secured revolving credit facility, $0.6 million in interest on our debtor-in-possession (“DIP”). facility, and $0.5 million of amortization of deferred financing fees. We ceased the accrual of interest on our senior unsecured notes as of April 7, 2009, the date we filed voluntary petitions with the U.S. Bankruptcy Court for the District of Delaware to reorganize under Chapter 11 of the U.S. Code.

During September 2010, the Company recorded an other-than-temporary loss on its available-for-sale securities in Green Plains Renewable Energy, Inc. totaling $1.8 million.

We recorded a net gain of $12.6 million in the third quarter of 2009 related to our bankruptcy proceedings. This net gain primarily consisted of gains of $13.6 million pertaining to revisions to estimated liabilities related to rejected executory contracts and leases and gains of $1.2 million on the settlement of pre-petition vendor claims for less than amounts owed, partially offset by $2.2 million in professional fees incurred. There were no reorganization items in the third quarter of 2010.

The Company’s effective tax rate differs from the statutory U.S. federal income tax rate for the quarters ended September 30, 2010 and 2009 principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill, increases in valuation allowances, and other permanent differences between book and tax.

Nine Months Ended September 30, 2010 versus Nine Months Ended September 30, 2009

Net sales in the first nine months of 2010 decreased 34.6% from the first nine months of 2009. Net sales were $309.0 million in the first nine months of 2010 versus $472.8 million in the first nine months of 2009. Overall, the decrease in net sales was primarily the result of less supply available as we terminated our marketing alliance, significantly reduced our purchase/resale supply operations, and experienced a reduction in equity production, partially offset by an increase in the average sales price of ethanol sold. The reduction in equity production between 2010 and 2009 is primarily attributable to the NELLC plant shutdown primarily during the months of July and August 2010 noted above. The reduction in supply was partially offset by an increase in the average sales price of ethanol for the first nine months of 2010 as compared to the first nine months of 2009. Ethanol prices averaged $1.75 per gallon in the first nine months of 2010 versus $1.69 in the first nine months of 2009.

Co-product revenues for the first nine months of 2010 totaled $69.4 million, a decrease of $3.1 million or 4.3%, from the first nine months of 2009 total of $72.5 million. Co-product revenues decreased during the first nine months of 2010 primarily as a result of lower sales volumes. In the first nine months of 2010, we sold 676.2 thousand tons, versus 827.2 thousand tons in the first nine months of 2009. Co-product revenues, as a percentage of corn costs, rose to 36.9% during the first nine months of 2010, versus 33.2% in the first nine months of 2009.

Cost of goods sold for the nine months ended September 30, 2010 was $289.9 million, compared to $486.3 million for the nine months ended September 30, 2009, a decrease of $196.4 million, or 40.4%. As a percentage of net sales, cost of goods sold decreased to 93.8% in the first nine months of 2010 from 102.9% in the first nine months of 2009. Cost of goods sold consists of the cost to produce ethanol at our own facilities, the cost of freight and logistics to ship ethanol and co-products, the cost of ethanol sold from inventory, the cost of motor fuel taxes which have been billed to customers and, prior to the second quarter of 2009, the cost of purchased ethanol. The decrease in total cost of goods sold is principally the result of lower volumes of ethanol purchased as a result of the termination of our marketing alliance and significantly reduced purchase/resale program, and lower corn costs, freight costs, depreciation, and motor fuel taxes. Partially offsetting the decrease in cost of goods sold was an additional increase in cost of goods sold of $2.8 million related to the adjustment of ethanol inventory to fair value in February 2010 which was recognized in March 2010 as the product was sold.

Purchased ethanol in the first nine months of 2010 totaled $1.9 million, versus $87.0 million in the first nine months of 2009. The decrease in purchased ethanol resulted from the termination of our marketing alliance and scaled-back purchase/resale programs.

Corn costs in the first nine months of 2010 totaled $188.3 million, or $3.67 per bushel, versus $218.7 million, or $3.93 per bushel, in the first nine months of 2009. Our average corn costs in the first nine months of 2010 were lower than the CBOT average price of $3.83 during the same period. The decrease in corn costs is primarily due to lower volumes of corn purchased as a result of the NELLC plant shutdown.

Conversion costs for the first nine months of 2010 decreased to $70.3 million from $72.2 million for the first nine months of 2009. The total dollars spent on conversion costs decreased year over year principally as a result of lower costs for insurance and denaturant. The conversion cost per gallon increased year over year to $0.52 per gallon in the first nine months of 2010 versus $0.49 per gallon in the first nine months of 2009. The increase in conversion cost per gallon is the result of the decrease in production gallons in 2010 as compared to the same period in 2009.

Freight/logistics costs were down significantly on a per gallon basis in the first nine months of 2010 from the first nine months of 2009. Freight/logistics costs in the first nine months of 2010 were $0.13 per gallon as compared to $0.17 per gallon in the first nine months of 2009. Freight/logistics dollars spent decreased in the first nine months of 2010 to $17.5 million from $39.7 million in the first nine months of 2009 as a result of lower volumes shipped, the termination of fixed price terminal obligations, and lower costs for leased railcars.

Depreciation in the first nine months of 2010 totaled $8.1 million, versus $10.4 million in the first nine months of 2009. The reduction in depreciation expense is primarily the result of the fresh start fair value reduction to the cost of depreciable assets when we emerged from bankruptcy. Other cost of goods sold, including motor fuel taxes and the cost of ethanol sold from inventory, were $0.3 million in the first nine months of 2010, versus $5.3 million in the first nine months of 2009. The cost of motor fuel taxes is recovered through billings to customers and was $0 in the first nine months of 2010 because we did not do business in states requiring us to pay motor fuel taxes.

SG&A expenses were $28.0 million in the first nine months of 2010 as compared to $21.8 million in the first nine months of 2009. The higher expense in the first nine months of 2010 primarily relates to increases in salaries and wages of $2.3 million, salaried stock-based compensation of $2.0 million and, outside services of $1.6 million. Outside services include professional fees that we continue to incur related to bankruptcy activities, which would have previously been included in reorganization expense.

Other income (loss) was a loss of $1.8 million for the nine months ended September 30, 2010. The loss for the nine months includes $1.2 million of expense related to penalties owed for failure to complete the Aurora West expansion facility by July 1, 2009, $0.4 million of expense related to utility demand charges at our Mt. Vernon ethanol expansion facility (prior to start up of the Mt. Vernon, Indiana facility), $1.1 million of expense related to a contract amendment, $0.6 million of income from resolution of bankruptcy claims, and $0.3 million of court-ordered refunds of professional fees.

As a result of arm’s length negotiations in 2009 with the Company’s former marketing alliance partners, the Company was able to obtain consideration totaling $10.2 million from those counterparties in exchange for the early termination of the marketing alliance agreements. Marketing alliance partners were third-party producers who sold their ethanol production to the Company on an exclusive basis.

Interest expense in the first nine months of 2010 was $6.6 million, as compared to $12.8 million in the first nine months of 2009. Interest expense in the first nine months of 2010 included $8.2 million of interest expense related to our Notes, pre-petition amended secured revolving credit facility interest expense of $0.6 million, interest expense on our DIP facility of $0.5 million, other interest expense of $0.1 million, and $0.4 million of amortization of deferred financing fees, reduced by capitalized interest of $3.2 million. Interest expense in the first nine months of 2009 included $8.1 million of interest expense related to our pre-petition senior unsecured notes (compared to contractual interest of $22.5 million), pre-petition amended secured revolving credit facility interest expense of $1.7 million, interest expense on our DIP facility of $1.1 million, and $1.9 million for amortization of deferred financing fees.

Gain (loss) on derivative transactions for the first nine months of 2010 includes $0.2 million of realized net gains on corn and ethanol derivative contracts versus net realized and unrealized gains in the first nine months of 2009 of $1.2 million. We do not mark to market forward physical contracts to purchase corn or sell ethanol as we account for these transactions as normal purchases and sales under ASC 815.

During September 2010, the Company recorded an other-than-temporary loss on its available-for-sale securities in Green Plains Renewable Energy, Inc. totaling $1.8 million.

The Company’s effective tax rate differs from the statutory U.S. federal income tax rate for the seven months ended September 30, 2010, two months ended February 28, 2010, and the nine months ended

September 30, 2009 principally due to the impact of state taxes (net of federal benefit), non-includable reorganization income, non-deductible reorganization expenses, tax deductible goodwill, increases in valuation allowances, and other permanent differences between book and tax.

Third Quarter Conference Call

The Company will hold a conference call at 9:00 am central time (10:00 am eastern time) on Thursday, November 11, 2010 to discuss the contents of this press release. Dial in to the conference call at (877) 312-5514 (U.S.) or (253) 237-1137 (International), access code: 21704608, ten minutes prior to the scheduled start time. A link to the broadcast can be found on the Company’s website at http://www.aventinerei.com/ in the Investor Relations section under the “Conference Calls” link. If you are unable to participate at this time, a replay will be available through November 18, 2010 on this website or by dialing (800) 642-1687 (U.S.) or, international (706) 645-9291 access code: 21704608. Should you have any problems accessing the call or the replay, please contact the Company at (309) 347-9200.

The tables and information following the text of this press release provide financial data that are included in this press release and that will be discussed on the conference call. This includes a reconciliation of net income to adjusted earnings before interest, taxes, depreciation and amortization and, a reconciliation of net cash provided by operating activities to Adjusted EBITDA. This press release, including these financial details, is now available on the Aventine website at http://www.aventinerei.com/ in the Investor Relations section under the heading Press Releases.

About Aventine

Aventine is a leading producer of ethanol. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. In addition to producing ethanol, our facilities also produce several co-products including: corn gluten feed and meal, corn germ, condensed corn distillers solubles, dried distillers grain with solubles wet distillers grain with solubles, carbon dioxide and brewers’ yeast.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release, are forward looking statements. Any forward looking statements are not guarantees of Aventine’s future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements. Aventine disclaims any duty to update any forward looking statements. Some of the factors that may cause Aventine’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the following:

•                  Our ability to obtain and maintain normal terms with vendors and service providers;

•                  Our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders;

•                  Our ability to maintain contracts that are critical to our operations;

•                  Our ability to attract and retain customers;

•                  Our ability to fund and execute our business plan and any ethanol plant expansion projects;

•                  Our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all;

•                  Laws, tariffs, trade or other controls or enforcement practices applicable to our operations;

•                  Changes in weather and general economic conditions;

•                  Overcapacity within the ethanol, biodiesel and petroleum refining industries;

•                  Availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins;

•                  Our ability to raise additional capital and secure additional financing, and our ability to service our debt or comply with our debt covenants;

•                  Our ability to attract, motivate and retain key employees;

•                  Liability resulting from actual or potential future litigation; and

•                  Plant shutdowns or disruptions.

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months Ended September 30,	Three Months Ended September 30,	Seven Months Ended September 30,	Two Months Ended February 28,	Nine Months Ended September 30,
(In thousands except per share amounts)	2010	2009	2010	2010	2009

Net Sales	$97,460	$118,116	$231,338	$77,675	$472,773
Cost of goods sold	(90,438)	(110,281)	(223,204)	(66,686)	(486,261)
Gross Profit	7,022	7,835	8,134	10,989	(13,488)
Selling, general and administrative expenses	(9,056)	(5,152)	(23,342	(4,608)	(21,843)
Start-up activities	(175)	—	(175)	—	—
Other income (expense)	399	(206)	(1,260)	(515)	(33)
Operating income (loss)	(1,810)	2,477	(16,643)	5,866	(35,364)
Other income (expense)
Income from termination of marketing agreements	—	—	—	—	10,176
Interest income	52	—	67	—	11
Interest expense	(2,051)	(1,838)	(5,151)	(1,422)	(12,840)
Gain (loss) on derivative transactions	(233)	1	206	—	1,219
Loss on available-for-sale securities	(1,753)	—	(1,753)	—	—
Other non-operating income	35	—	245	—	—
Income (loss) before reorganization items and income taxes	(5,760)	640	(23,029)	4,444	(36,798)
Reorganization items	—	12,640	—	(20,282)	(30,109)
Gain due to plan effects	—	—	—	136,574	—
Loss due to fresh start accounting adjustments	—	—	—	(387,655)	—
Income (loss) before income taxes	(5,760)	13,280	(23,029)	(266,919)	(66,907)
Income tax expense (benefit)	881	(606)	(29)	(626)	(7,291)
Net income (loss)	$(6,641)	$13,886	$(23,000)	$(266,293)	$(59,616)

Income (loss) per common share — basic	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)
Basic weighted-average number of shares	8,585	42,963	8,583	43,401	42,967

Income (loss) per common share — diluted	$(0.76)	$0.32	$(2.63)	$(6.14)	$(1.39)
Diluted weighted-average number of common and common equivalent shares	8,585	43,028	8,583	43,401	42,967

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

	Successor	Predecessor
(In thousands except share and per share amounts)	September 30, 2010 (Unaudited)	December 31 2009

Assets
Current assets:
Cash and cash equivalents	$41,855	$52,585
Accounts receivable	7,372	10,947
Inventories	22,819	24,237
Income taxes receivable	1,024	5,796
Prepaid expenses and other current assets	7,690	7,323
Total current assets	80,760	100,888

Property, plant and equipment, net	272,218	589,049
Restricted cash	19,067	7,451
Available for sale securities	4,454	5,442
Other assets	10,567	9,866
Total assets	$387,066	$712,696

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term borrowings	$—	$42,765
Current maturities of long-term debt	225	—
Current obligations under capital leases	783	—
Accounts payable	13,457	11,164
Accrued payroll and benefits	5,048	2,242
Accrued interest	896	302
Other current liabilities	5,411	6,279
Total current liabilities	25,820	62,752

Pre-petition liabilities subject to compromise	—	365,549
Long-term debt	155,842	—
Obligations under capital leases	471	—
Deferred tax liabilities	2,026	2,936
Other long-term liabilities	2,186	13,927
Total liabilities	186,345	445,164

Stockholders’ equity:
Common stock, par value $0.001 per share; 15,000,000 and 185,000,000 shares authorized as of September 30, 2010 and December 31, 2009, respectively; 7,488,980 and 43,048,158 shares outstanding as of September 30, 2010 and December 31, 2009, respectively, net of 21,548,640 shares held in treasury as of December 31, 2009	8	44
Preferred stock, 5,000,000 and 50,000,000 shares authorized as of September 30, 2010 and December 31, 2009, respectively; no shares issued or outstanding	—	—
Additional paid-in capital	223,711	294,297
Retained deficit	(23,000)	(28,421)
Accumulated other comprehensive income (loss), net	2	1,612
Total stockholders’ equity	200,721	267,532
Total liabilities and stockholders’ equity	$387,066	$712,696

Aventine Renewable Energy Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Successor	Predecessor	Predecessor
	Seven months ended September 30,	Two months ended February 28,	Nine months ended September 30,
(In thousands)	2010	2010	2009

Operating Activities
Net loss	$(23,000)	$(266,293)	$(59,616)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Provision for rejected executory contracts and leases	—	9,590	26,117
Pre-petition accounts payable	—	—	39,934
Pre-petition accrued interest	—	—	8,000
Non-cash gain due to Plan effects	—	(136,574)	—
Non-cash loss due to fresh start accounting adjustments	—	387,655	—
Non-cash loss on available-for-sale securities	1,753	—	—
Depreciation and amortization	6,411	2,795	12,299
Stock-based compensation expense	4,144	277	2,655
Deferred income tax	(910)	—	407
Gain on the sale of marketing alliance investments	—	—	(1,000)
Changes in operating assets and liabilities:
Accounts receivable, net	(209)	2,560	44,850
Inventories	2,164	1,543	64,136
Other current assets	1,713	1,339	10,159
Restricted cash	(3,783)	(7,833)	(7,448)
Other assets	(2,517)	—	(11,064)
Accounts payable	(6,049)	7,061	(101,342)
Other current liabilities	2,191	341	(6,204)
Other long-term liabilities	(337)	(21,981)	1,295
Net cash provided by (used for) operating activities	(18,429)	(19,520)	23,178

Investing Activities
Additions to property, plant and equipment, net	(50,537)	(2,086)	(1,434)
Canton, Illinois facility acquisition	(18,613)	—	—
Proceeds from the sale of marketing alliance investments	—	—	2,000
Net cash provided by (used for) investing activities	(69,150)	(2,086)	566

Financing Activities
Net repayments on revolving credit facilities	—	(27,765)	(24,435)
Borrowing on debtor-in-possession debt facility	—	—	15,000
Repayment of debtor-in-possession debt facility	—	(15,000)	—
Proceeds from issuance of senior secured notes	50 ,750	98,119	—
Repayment of short-term note payable	(5,252)	—	—
Payments on long-term liabilities	(153)	—	—
Repurchase of treasury shares	(355)	—	—
Proceeds from warrants exercised	6	—	—
Long-term liabilities assumed on Canton acquisition	1,745	—	—
Debt issuance costs	(2,546)	(1,190)	(1,876)
Proceeds from stock option exercises	—	96	—
Net cash provided by (used for) financing activities	44,195	54,260	(11,311)
Net increase (decrease) in cash and cash equivalents	(43,384)	32,654	12,433
Cash and cash equivalents at beginning of period	85,239	52,585	23,339
Cash and cash equivalents at end of period	$41,855	$85,239	$35,772

This press release contains, and our conference call will include, references to unaudited adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure. In order to emphasize the effects of certain income and loss items in our financial statements, we also report a second computation referred to as Adjusted EBITDA, which adjusts EBITDA for those items. Adjusted EBITDA for the Company is adjusted for (i) stock-based compensation, (ii) loss on available-for-sale securities, (iii) acquisition expenses pertaining to the Canton, Illinois facility, (iv) gains or losses on resolution of priority bankruptcy claims since emergence, (v) reorganization items prior to emergence, (vi) gains and losses due to plan effects, and (vii) gains and losses due to the application of fresh start accounting.

Management believes EBITDA and Adjusted EBITDA are meaningful supplemental measures of operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use EBITDA in the evaluation of companies, many of which present

EBITDA when reporting their results.   Additionally, management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses with the belief that it will assist investors in properly assessing the Company’s performance on a year-over-year and quarter-over-quarter basis. Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, use EBITDA and Adjusted EBITDA to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•                  the feasibility of acquisitions and capital expenditure projects and the overall rate on alternative investment opportunities.

Reconciliation of Non-GAAP Financial Measures

Reconciliation of Income (Loss) to Adjusted EBITDA

	Successor	Predecessor	Successor	Predecessor	Predecessor
	Three Months Ended September 30,	Three Months Ended September 30,	Seven Months Ended September 30,	Two Months Ended February 28,	Nine Months Ended September 30,
(In thousands)	2010	2009	2010	2010	2009

Net income (loss)	$(6,641)	$13,886	$(23,000)	$(266,293)	$(59,616)
Interest income	(52)	—	(67)	—	(11)
Interest expense	2,051	1,838	5,151	1,422	12,840
Income tax expense (benefit)	881	(606)	(29)	(626)	(7,291)
Depreciation	2,478	3,482	5,764	2,332	10,425
	(1,283)	18,600	(12,181)	(263,165)	(43,653)
EBITDA

Stock-based compensation	1,263	1,066	4,144	277	2,655
Loss on available-for-sale securities	1,753	—	1,753	—	—
	—	—	—	—	—

Reorganization items	—	(12,641)	—	20,282	30,108
Gain Due to Plan Effects	—	—	—	(136,574)	—
Loss Due to Fresh Start Accounting Adjustments	—	—	—	387,655	—

Adjusted EBITDA	$860	$7,025	$(6,284)	$8,475	$(10,890)

Reconciliation of Operating Cash Flows To Adjusted EBITDA

Net cash provided by (used for) operating activities	$(18,429)	$(19,520)	$23,178

Changes in operating assets and liabilities	6,827	16,970	5,618
Provision for rejected contracts	—	(9,590)	(26,117)
Deferred taxes	910	—	(407)
Pre-petition accounts payable	—	—	(39,934)
Pre-petition accrued interest	—	—	(8,000)
Gain on sale of marketing alliance investment	—	—	1,000
Reorganization items	—	20,282	30,108
Net cash interest	4,437	959	10,955
Tax	(29)	(626)	(7,291)

Adjusted EBITDA	$(6,284)	$8,475	$(10,890)
Stock-based compensation	(4,144)	(277)	(2,655)
Loss on available-for-sale securities	(1,753)	—	—
Reorganization items	—	(20,282)	(30,108)
Gain Due to Plan Effects	—	136,574	—
Loss Due to Fresh Start Accounting Adjustments	—	(387,655)	—

EBITDA	$(12,181)	$(263,165)	$(43,653)

CONTACT:	Aventine Renewable Energy Holdings, Inc.
William J. Brennan CPA, MBA, Chief Accounting
& Compliance Officer
309-347-9384
Fax: 309-347-8541